Exhibit 5.1

June 24, 2026

AIAI Holdings Corporation

17304 Preston Road, Suite 410

Dallas, Texas 75252

Re:	Registration Statement on Form S-8
6,000,000 Shares of Class A Common Stock, par value $0.001 per share

Ladies and Gentlemen:

I am the General Counsel to AIAI Holdings Corporation, a Delaware corporation (the “Company”), and have worked with the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of 6,000,000 shares of Class A Common Stock, par value $0.001 per share, of the Company (the “Shares”) issuable under the AIAI Holdings Corporation 2026 Equity Incentive Plan, as amended (the “2026 Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel and for purposes of the opinions set forth below, I have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to me by the Company, certificates of public officials, statutes, records and such other instruments and documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In such examination and in rendering the opinions expressed below, I have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to me, (ii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to, (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to me as originals, and (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to me as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete. I have also assumed that the Shares will be issued and sold as described in the Registration Statement and the applicable provisions of the 2026 Plan.

Based upon and subject to the foregoing qualifications, assumptions and limitations, I am of the opinion that the Shares have been duly authorized and, when the Shares are issued and paid for in accordance with the terms and conditions of the 2026 Plan, will be validly issued, fully paid and non-assessable.

I express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws). This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

AIAI Holdings Corporation

June 24, 2026

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (“SEC”) as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC adopted under the Securities Act.

The opinions included herein are expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

Kenneth Betts